                                                                   EXHIBIT 10.46


                            ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 26th day of July, 1998 by and between Butler Telecom, Inc., a Delaware corporation ("Buyer"), ISL International, Inc., a New Jersey corporation ("Seller"), and Mervyn Haft ("Haft" or the "Stockholder").

                                R E C I T A L S
                                - - - - - - - -

          WHEREAS, Seller is engaged in the business of providing information technology staffing services (the "Business"); and

          WHEREAS, Haft is the owner of 100% of the outstanding common stock of Seller; and

          WHEREAS, Buyer is a wholly-owned subsidiary of Butler International, Inc. a Maryland corporation ("BI"); and

          WHEREAS, Buyer wishes to purchase and Seller wishes to sell the assets and business of Seller specified in this Agreement;

                               A G R E E M E N T
                               - - - - - - - - -

          NOW, THEREFORE, for and in consideration of the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:


                                   ARTICLE I

                      PURCHASE AND SALE OF ACQUIRED ASSETS
                      ------------------------------------

          1.1  Acquired Assets.  Subject to the terms and conditions of this
               ---------------
Agreement and in reliance on the representations, warranties and agreements set forth herein, effective as of 11:59 p.m. on August 2, 1998 (the "Closing Date"), Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller all of Seller's right, title and interest in and to all of the assets of Seller of every kind, tangible and intangible, wherever located, excepting only those assets specifically excluded in Section
1.2 hereof, and including, without limitation, the following :

          (a) the office furniture and equipment, computers, leasehold improvements, and deposits pursuant to equipment leases, all as listed in Schedule 1.1 A;
          (b) all computer software owned by Seller and Seller's interest in any other computer software licensed by it from others;
          (c) all office supplies;
          (d) the client agreements, purchase orders, request requirements, correspondence, memoranda and inquiries from or with past, present and potential customers, including, but not limited to, those set forth in Schedule 1.1 B ("Client Agreements");

          (e) the office leases, equipment leases, and other agreements, contracts and instruments listed in Schedule 1.1C;
          (f) all prepayments and deposits, including, without limitation, security deposits under leases;
          (g) the corporate name ISL International, Inc., all assumed names relating thereto, logos, trademarks, service marks, domain names, trade names, copyrights, registrations, applications for registration of any of them, and any other intellectual property rights of Seller, including, but not limited to, those listed in
              Schedule 1.1 E;
          (h) originals of all books and records of Seller pertaining to the assets referred to in this Agreement, including customer lists and credit files, and all those pertaining to Seller's employees who are hired by Buyer pursuant to the Agreement;
          (i) all permits, licenses, approvals and other governmental authorizations relating to the Business which are transferable to Buyer including, but not limited to, those listed in Schedule 1.1 F;
          (j) any other assets not referred to in Section 1.2 which are used by Seller in connection with the Business, including, without limitation, all telephone and facsimile numbers and e-mail addresses used by Seller in connection with the Business;
          (k) all goodwill pertaining to the  Business; and
          (l) all information for or with respect to Seller's current or former employees, independent contractors, and consultants supplied by secondary suppliers including, without limitation, all tangible and electronic manifestations, files, resumes, payroll employee information and other such information relating to employees, independent contractors and consultants, (excluding employee and independent contractor agreements, which shall not be assumed by Buyer, it being the intention of this Agreement that Buyer may newly-employ or retain all employees, independent contractors, and consultants supplied by secondary suppliers).

          All as the same exist on the date hereof and shall exist on the Closing Date subject only to changes occurring in the ordinary course of business of Seller. All such assets to be acquired are referred together as the "Acquired Assets".

          1.2 Excluded Assets. The following assets of Seller are excluded from
              ---------------
the Acquired Assets:

          (a) the consideration payable to Seller by Buyer hereunder;
          (b) any cash, cash equivalents, or securities owned by Seller;
          (c) Seller's accounts receivables, including receivables from affiliates;
          (d) any tax refund due or to become due to Seller;
          (e) any of Seller's unbilled revenue;

          (f) all rights in and with respect to the ISL International Inc. 401(k) Plan;
          (g) the office lease for the Morganville office;
          (h) any treasury stock held by Seller;
          (i) the corporate stock certificate books, ledger, minute books and similar corporate records of Seller;
          (j) the automobiles identified on Schedule 1.2A; and
          (k) all records and correspondence relating to the foregoing excluded assets.

          1.3 Purchase Price.  As consideration for the sale, conveyance,
              --------------
transfer, assignment and delivery to Buyer of the Acquired Assets, Buyer shall pay to Seller the unadjusted purchase price of Seven Million Four Hundred Thousand Dollars ($7,400,000) (the "Unadjusted Purchase Price"), plus the Earnout Payments hereinafter defined, as follows:

               (i) on the Closing Date, Seven Million Four Hundred Thousand Dollars ($7,400,000), in immediately available funds.

               (ii) the earnout payments payable by Buyer to Seller shall be made as follows:

                    (a) on October 31, 1999, for the twelve month period ending
                        July 31, 1999, an amount equal to 82% of the first $2,300,000 of EBITA and 30% of EBITA in excess of $2,300,000, provided that if EBITA is not in excess of $1,700,000, the amount of the earnout payment (the "Minimum Payment") shall equal $50,000;

                    (b) on October 31, 2000, for the twelve month period ending
                        July 31, 2000, an amount equal to 82% of the first $2,300,000 of EBITA and 30% of EBITA in excess of $2,300,000, provided that if EBITA is not in excess of $1,700,000, the amount of the earnout payment (the "Minimum Payment") shall equal $50,000; and

                    (c) on October 31, 2001, for the twelve month period ending
                        July 31, 2001, an amount equal to 82% of the first $2,300,000 of EBITA and 30% of EBITA in excess of $2,300,000, provided that if EBITA is not in excess of $1,700,000, the amount of the earnout payment (the "Minimum Payment") shall equal $50,000.

          Each of the payments referred to above in subsections (a), (b), and
(c), is referred to as an "Earnout Payment", and each of the dates upon which an Earnout Payment is made is referred to as an "Earnout Payment Date." Each of the three consecutive 12 month periods is referred to herein as an "Earnout Period". If the Closing Date is other than August 2, 1998, the Earnout Periods and Earnout Payment Dates shall be adjusted accordingly.

          Each of the Earnout Payments will be paid 75% in cash and 25% in such number of shares of BI common stock ("BI Common Stock") as is determined by dividing the 25% amount of said Earnout Payment by the Average Price (such BI Common Stock shall be called "Earnout Shares"). The "Average Price" is defined as the average of the closing prices of the BI Common Stock on the NASDAQ National Market System for the twenty (20) trading days immediately prior to the Earnout Payment Dates (the "Measurement Period"). Earnout Shares will be subject to restrictions on resale under the Securities Act of 1933 as amended (the "Act"), the rules and regulations promulgated thereunder and applicable state laws. The Seller will be required to hold the Earnout Shares for a minimum of 1 year from the date of issue. Notwithstanding anything to the contrary contained herein, all Earnout Payments for Earnout Periods where the Minimum Payment is in effect shall be made 100% in cash. Each of the Earnout Payments will be guaranteed by BI.

          For purposes of this Agreement, "EBITA" means the revenue from the Business and from other Butler operations which will be under the direct control of Haft, less all direct branch expenses incurred in connection with such revenue such as staff, compensation and related fringes, payroll taxes, commissions, office expense, advertising, telephone, travel, postage, lease expense, H1 processing, all consultant related costs, litigation and related costs (net of any insurance proceeds) pertaining directly to the operations of such business (excluding any litigation costs related to disputes between or among Buyer and Seller or Buyer and the Stockholder), workers compensation, government penalties, and interest on accounts receivable greater than 55 days outstanding, except for accounts receivable from Merrill Lynch, with respect to which interest will be deducted on accounts receivable greater than 80 days outstanding, and accounts receivable from the City of Bridgeport, with respect to which interest will not be deducted on accounts receivable. The interest rate applied to accounts receivable greater than 55 days outstanding (or on 80 days with respect to receivables from Merrill Lynch) will be the interest rate Buyer is charged on its credit facility with General Electric Capital Corporation ("GE Capital") or any successor organization providing credit facilities similar to the credit facility provided by GE Capital to Buyer. Amortization of goodwill and income taxes shall be excluded from the EBITA calculation. EBITA will be calculated in accordance with generally accepted accounting principles. EBITA will not include any Butler corporate charges for accounting and human resource functions, including the processing of payroll, billing and accounts payable, the generating of financial reports, and the administering of benefits plans.

          1.4  Earnout Payment Calculations.  Each Earnout Payment shall be
               ----------------------------
accompanied by a statement from an officer of Buyer setting forth (i) a detailed itemization of EBITA for the applicable Earnout Period, and (ii) the calculation of the payment due to Seller. Such officer's statement shall state that such computations are accurate and have been prepared in accordance with this Agreement. Buyer shall prepare and maintain, in accordance with generally accepted accounting principles, complete and accurate records from which the computation of EBITA shall be made. Until all Earnout Payments have been made, Buyer shall provide Seller with monthly and year to date income statements with respect to the Business. Not more than one time in each calendar year, Seller (or its duly authorized representative) shall have the right to review and audit, if necessary, the underlying books and records of Buyer for the purpose verifying all calculations of EBITA. Reasonable notice shall be given to Buyer of any such audit. Each audit shall be conducted at the sole cost and expense of Seller. If, as a result of an audit, it is determined that an additional payment is due from Buyer to Seller in excess of any Earnout Payment, as originally calculated, Buyer shall pay Seller interest at the rate of 10% per annum on such additional payment, calculated from the time of the original Earnout Payment to the time of the additional payment.

          1.5  Acquired Assets Free of Liens.  The Acquired Assets to be
               -----------------------------
transferred hereunder shall be transferred free and clear of all liens, claims, encumbrances, mortgages, pledges, restrictions or rights of others of every kind and description, including, without limitation, tax liens, environmental liens, and obligations under the Employee Retirement Income Security Act of 1974, as amended.

          1.6  Assumption of Liabilities.   As additional consideration for the
               -------------------------
purchase of the Acquired Assets, Buyer shall assume and agree to pay, perform and discharge in full the following debts, contracts, obligations and liabilities of Sellers ("Assumed Liabilities"), and no others, as and when due, and to indemnify, defend and hold Seller and the Stockholder harmless from and against all obligations and liabilities (including reasonable attorneys' fees) accruing and arising after the Closing Date under the Acquired Leases, client agreements and arrangements set forth in Schedule 1.1 B, the leases and other agreements, contracts and instruments set forth in Schedule 1.1 C, the intellectual property items set forth in Schedule 1.1 E, and the licenses and related items set forth in Schedule 1.1 F.

          1.7  Liabilities Not Assumed.  Other than the Assumed Liabilities
               -----------------------
referred to in the foregoing Section 1.6, Buyer shall not assume or be deemed to have assumed any of the liabilities or obligations of Seller (the "Unassumed Liabilities"), including, without limitation:

          (a) any public or other liability claims with respect to the Business and affairs of Seller, and the acts and omission of its officers, directors, employees, and agents either before or after the Closing Date ;

          (b) any obligation or liability of Seller to the Stockholder or any other officer or director of Seller;

          (c) any obligation or liability for Federal, State, local, foreign income or other taxes;

          (d) any obligation or liability arising out of or relating, directly or indirectly, to the operation of the Business prior to the Closing Date, including any rebates, discounts, offsets or concessions attributable to amounts invoiced to Seller's clients prior to the Closing Date;

          (e) any obligation or liability to Seller's employees for salary, wages or other compensation or benefits including, but not limited to, vacation, sick and holiday time and pay;

          (f) any obligation or liability (including, but not limited to, any liability with respect to the Consolidated Omnibus Reconciliation Act of 1985, as amended, or state continuation coverage law) with respect to any pension, retirement, 401(k), savings, profit sharing or other Employee Benefit Plan (as defined in Section 2.12), including, but not limited to, any Employee Benefit Plan of the Seller or a member of the Controlled Group of Corporations (as defined in Section 2.12) or any "multiemployer plan" as such term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended;

          (g) any liability arising out of, and any expenses relating to, any claim, action, dispute, or litigation involving the operation of the Business before the Closing Date;

          (h) any liability of Seller for fines, penalties, damages or other amounts payable to any government or governmental agency or instrumentality, including, but not limited to, any liability of Seller for fines, penalties, damages or amounts payable to any government or governmental agency or instrumentality arising out of any violation of 8 U.S.C. 1101 et. seq.; and
                                         --- ----

          (i) any obligation or liability of Seller or the Stockholder for the expenses incurred in preparing or negotiating this Agreement and consummating the transactions contemplated hereunder.

          Seller, and Stockholder, jointly and severally, agree to discharge and indemnify, defend and hold Buyer and their respective affiliates, officers, directors, employees, agents, and stockholders harmless from all Unassumed Liabilities (including reasonable attorneys' fees), whether or not known, liquidated or contingent.

          1.8  Allocation Of Purchase Price.  The purchase price for the
               ----------------------------
Acquired Assets shall be allocated as described on Schedule 1.8. No party to this Agreement will take a position on any federal or state tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with Schedule 1.8.

          1.9  Restriction on Transfer Of Shares Of BI Common Stock.
               ----------------------------------------------------

          (a) Subject to the provisions of this Agreement, Seller understands that Buyer and BI have no obligation to register the Earnout Shares under the Securities Act and accordingly, the shares shall be subject to restrictions under the Act, and the rules and regulations promulgated thereunder and applicable state securities laws. At each Earnout Payment Date, Buyer shall deliver to Seller one or more certificates in proper form in the name of Seller evidencing the shares being issued on such dates. Each certificate shall bear an appropriate legend as to the lack of registration of the shares and the resulting restrictions on transfer.

      (b) Subject to the provisions of this Agreement, no shares shall be transferable except in compliance with the provisions of this Section
           1.9 (b). Seller agrees that prior to any proposed transfer of any shares, it will give Buyer notice of its intention to effect such transfer. Such notice shall describe briefly the manner and circumstance of the proposed transfer in sufficient detail, and shall include such information as is reasonably necessary to enable counsel for Buyer to render the opinion contemplated by this paragraph. If, in the opinion of such counsel, the proposed transfer of such shares may be effected without registration or qualification thereof under the act or applicable state securities laws, Buyer, as promptly as practical, shall notify Seller of such opinion, whereupon Seller shall be entitled to transfer such shares in accordance with the terms of its notice.

      1.10 Apportionments.  To the extent necessary, the following items
           --------------
will be apportioned as of 11:59 p.m. on the Closing Date:

          (a) real estate and personal property taxes, and other state, county and municipal taxes and assessments and charges affecting the Acquired Assets;

          (b) rents and other payments under any of the contracts and leases assigned hereunder;

          (c) charges for water, electricity, and all other utilities (except to the extent disposed of by final billing to Seller); and

          (d)  vacation, sick and holiday time and pay.

          All such items, prior to such time, being for the account of Seller and all such items, after such time, being for the account of Buyer. At the Closing, Seller or Buyer, as the case may be, shall deliver to the other a check for the net amount owing under this Section 1.10. If any such item cannot be accurately apportioned at the Closing or if it is incorrectly apportioned at the Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date on which the apportionment error is discovered, as applicable.

          1.11 Settlement of Disputes.  Any controversy or claim arising out of
               ----------------------
or related to the Earnout Payments shall be finally resolved by arbitration pursuant to the commercial arbitration rules of the American Arbitration Association; provided, however, that this Section 1.11 shall not in any way affect the rights of Buyer to seek injunctive relief or any other remedies pursuant to Section 8.2 hereof. Any such arbitration shall take place in Montvale, New Jersey, before three arbitrators one of which shall be appointed by Buyer, one by Seller and the Stockholder and the third by the arbitrators; provided, however, that the parties may by mutual agreement designate a single arbitrator. The parties further agree that (i) the arbitrators shall be empowered to include arbitration costs and attorney fees in the award to the prevailing parties in such proceedings and (ii) the award in such proceedings shall be final and binding on the parties. The arbitrators shall apply the law of the State of New Jersey exclusive of conflicts of laws principles, to any dispute. Judgment on the arbitrators' award may be entered in any court having the requisite jurisdiction. Nothing in this Agreement shall require the arbitration of disputes between the parties that arise from actions, suits or proceedings instituted by third parties. Each party irrevocably submits to the jurisdiction and venue of the arbitration described in the foregoing and to the jurisdiction and venue of the Federal and State courts sitting in New Jersey for the enforcement of any judgment on arbitrators' award and waives any objection it may have with respect to the jurisdiction of such arbitrations or such courts or the inconvenience of such forums or venues.



                                   ARTICLE II

            REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDER
            --------------------------------------------------------

          In order to induce Buyer to enter into this Agreement, each of the Seller and the Stockholder, jointly and severally, represents and warrants to the Buyer that the statements contained in this Article II are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II).

          2.1  Authority Relative to this Agreement.  The Seller and Stockholder
               ------------------------------------
have the full power and authority to execute, deliver and perform this Agreement and any agreement or document contemplated hereby, and to consummate the transactions contemplated hereby or thereby. The obligations imposed on Seller and Stockholder by this Agreement, or by any agreement or document contemplated hereby, constitute the valid and binding obligations and agreements of Seller and Stockholder, enforceable against each of them in accordance with their respective terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          2.2  Compliance of Transaction With Laws and Other Instruments.
               ---------------------------------------------------------
Except as set forth in Section 2.2 of the disclosure schedules attached hereto (the "Disclosure Schedules"), the execution, delivery and performance by Seller and the Stockholder of this Agreement and any agreement or document contemplated hereby, and the performance and consummation of the transactions contemplated hereby or thereby by Seller and Stockholder (i) do not require on behalf of Seller and Stockholder any approval, consent or waiver of, or filing with, any governmental agency, court or other authority which has not been obtained and which is not in full force and effect as of the date hereof; (ii) will not conflict with or constitute a breach or violation of the charter or bylaws of Seller; (iii) will not result in a material violation of any law, regulation, judgment, writ, injunction, order or decree of any court or governmental or regulatory authority (federal, local or otherwise) to which Seller or Stockholder are subject; and
(iv) will not require the approval, consent or waiver of, or filing with any party to, violate or conflict with or result in a material breach of, or constitute a default or acceleration of or give rise to a right of termination (or an event which with notice or lapse of time or both would become a default) under, any provision of any contract, indenture, mortgage, lease, agreement or other instrument to which Seller or Stockholder is a party or to which any of his or its assets are subject.

          2.3  Organization and Qualification.  Seller is a corporation duly
               ------------------------------
organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its assets and properties and to conduct the Business in the manner and in the places where such assets and properties are owned, leased or operated or the Business is conducted by it. Seller has no subsidiaries and does not own, directly or indirectly, any equity investment in any corporation, partnership, joint venture or other business entity.

          2.4  Financial and Other Statements.  Section 2.4 of the Disclosure
               ------------------------------
Schedules contains true and complete copies of Seller's financial statements and the notes thereto compiled by a certified public accountant for the year ended December 31, 1997, (the "Financial Statements"). Except as set forth in the Disclosure Schedules, the Financial Statements (i) have been prepared in accordance with generally accepted accounting principles on a consistent basis and (ii) fairly present in all material respects the financial position and results of operation of Seller as of the indicated dates and for the periods indicated therein.

          2.5  Title to Properties; Liens; Condition of Properties.  Except as
               ---------------------------------------------------
set forth on Section 2.5 of the Disclosure Schedules, Seller has good and marketable title to or a valid leasehold in, the Acquired Assets. Except as set forth on Section 2.5 of the Disclosure Schedules, none of the Acquired Assets are subject to any mortgage, pledge, lien, conditional sale agreement, security interest, encumbrance, title defect or other charge, except for liens for taxes not yet due and payable. Section 2.5 of the Disclosure Schedules sets forth the addresses or locations of all facilities (whether leased or owned) of Seller and the addresses or locations of all places where Seller operates the Business.

          2.6  No Undisclosed Liabilities.  Except with respect to the Assumed
               --------------------------
Liabilities, there are no material contractual or non-contractual obligations, debts or liabilities of any nature of Seller whether accrued or unaccrued, contingent or absolute, direct or indirect, recorded or unrecorded, potential or realized (the "Liabilities") as of December 31, 1997, which are not otherwise disclosed in the Financial Statements. Seller has not incurred any Liabilities since December 31, 1997, except for those Liabilities incurred in the ordinary course of Seller's business and consistent with past practice and which, in any event, would not, in the aggregate, have a material adverse effect on the Business.

          2.7  Taxes.  (i) Seller has filed all federal, state, municipal and
               -----
local tax returns (whether relating to income, sales, franchise, withholding, real or personal property, employment or otherwise) ("tax returns") required to be filed; (ii) Seller has paid all federal, state, municipal and local taxes (whether relating to income, sales, franchise, withholding, real or personal property, employment of otherwise) ("taxes") which are due, pursuant to such returns, or claimed to be due by any taxing authority, or otherwise due and owing, and any penalties or other charges due with respect to the late filing of any such return have been fully paid, and shall be fully paid at the time of closing; (iii) each such tax return heretofore filed by Seller correctly and accurately reflects the amount of its tax liability thereunder; (iv) Seller currently is not the beneficiary of any extension of time within which to file any tax return; (v) no claim has ever been made by an authority in a jurisdiction where Seller does not file tax returns that it is or may be subject to taxation by that jurisdiction; (vi) there are no security interests on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any tax; (vii) Seller has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and all such taxes shall be withheld or paid by Closing and all such taxes accrued but not due as of Closing shall be escrowed with Buyer; (viii) Seller does not expect any authority to assess any additional taxes for any period for which tax returns have been filed; (ix) There is no dispute or claim concerning any tax liability of Seller claimed or raised by any authority or as to which Seller has knowledge based upon personal contact with any agent of such authority.

          2.8  Absence of Certain Changes.  Except as set forth on Schedule 2.8,
               --------------------------
since December 31, 1997, there has not been:

               (a) any material adverse change in the financial condition, properties, assets, liabilities, personnel or operations of Seller which materially affects or may materially affect the Acquired Assets;

               (b) any obligation or liability incurred by Seller which affects or may affect the Acquired Assets, including the obligation to perform services normally conducted by the Business, other than obligations and liabilities incurred in the ordinary course of business;

               (c) any purchase, sale or other disposition, or any agreement of other arrangement for the purchase, sale or other disposition, of any of the services, properties or assets of the Business, except in the ordinary course of business;

               (d) any damage, destruction or loss, whether or not covered by insurance, affecting the Acquired Assets;

               (e) any loss or threatened loss of any permit, license, qualification or certificate of authority held or enjoyed by Seller which loss has had, or could in the future have, a material adverse effect on the business, properties, financial condition or results of operation of the Business or Buyer's free and unencumbered ownership and use of any of the Acquired Assets;

          (f) any pending or threatened labor disputes or strikes, labor union organizational activity, claim or threatened claim of unfair labor practices, or any material adverse change in relations with Seller's employees generally;

          (g) any action taken by Seller outside of the ordinary course of business;

          (h) any written notice of termination of, or default under, any Client Agreement;

          (i) any loan or advance to or any investment in any person, firm or corporation, except for normal business advances to employees consistent with past practice;

          (j) any increase in the compensation payable or to become payable to any of its officers or employees (other than non-material increases in the ordinary course of business) and there has been no establishment of, adoption of, entering into of, making of any new grants or awards under, acceleration of payment or vesting under, creation of any obligation to grant any awards under, or any amendment to any collective bargaining, bonus, profit sharing, thrift, compensation, stock option or other equity, pension, retirement, incentive or deferred compensation, employment, retention, termination, severance, health, life or other welfare, fringe, Employee Benefit Plan, or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, or any granting or paying of any benefit not required by any existing Seller Benefit Plan (as defined in Section 2.12) or other plan or arrangement.

          (k) any commitment for any addition to property, plant or equipment not in the ordinary course of business;

          (l) any payment, loan or advance of any amount to, or sale, transfer or lease of Assets to, or any agreements or arrangements with, any of Seller's officers, directors or "affiliates," as such term is defined in the rules and regulations of the Securities and Exchange Commission ("Affiliate"), except for
(i) normal business advances to employees consistent with past practice and (ii) compensation to officers permitted by subparagraph (j) above;

          (m) any failure to pay current liabilities, including accounts payable and accrued expenses, except in the ordinary course of business or consistent with past practice; or

          (n) any agreement or understanding by Seller to do any of the foregoing.

          2.9  Patents, Trademarks, Trade Names and Similar Rights.  Seller owns
               ---------------------------------------------------
all trademarks, logos, service marks, trade names, copyrights or other similar proprietary rights (the "Intangibles") used in the Business, has no obligation to any third party with respect thereto, and has not sold, licensed, sublicensed or otherwise granted to any third party the right to use such Intangibles. All Intangibles of Seller are based on statutory or common law usage rights (not registration) and are listed in Section 2.9 of the Disclosure Schedules. Except as set forth in Section 2.9 of the Disclosure Schedules, to the best of Seller's knowledge none of the Intangibles, and none of the products or services sold or processes used by Seller, conflict with the patents, trademarks, logos, service marks, trade names, copyrights or other similar proprietary rights of any person or entity, and Seller has not received notice of the possibility of any such conflict.

          2.10  Trade Secrets and Customer Lists.  Seller has the right to use,
                --------------------------------
without liability to others, all trade secrets and customer lists, if any, required and used in the Business within the last five years and has not disclosed, sold, licensed, sublicensed or otherwise granted to any third party the right to use such trade secrets and information. Seller is not using or in any way making use of any confidential information or trade secrets of any third party, including, without limitation, a former employer of any present or past employee of Seller.

          2.11  Client and Other Agreements.  With respect to the Client
                ---------------------------
Agreements : (i) all such agreements are legal, valid, binding, enforceable, in full force and effect, and subject to customer consent of the other party to such agreement, are fully transferable to Buyer subject to no governmental or regulatory requirement or impediment; (ii) all such agreements will be legal, valid, binding and enforceable and in full force and effect on the same terms and conditions on the Closing Date; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under said agreements; (iv) no party has repudiated any provision of said agreements;
(v) the list of agreements set forth in Sections 1.1B of the Disclosure Schedules is a complete and accurate list of all agreements between Seller and its customers; (vi) the relationship of Seller with the customers that are parties to the agreements are good and Seller and Stockholder know of no set of facts, and have not received any notice or information from any of the listed customers indicating an intention to decrease the number of consultants (both employees and independent contractors placed with Seller's customers ("Field Personnel")), or to decrease the level of services Seller provides to any such customer, or to reduce the rates at which Seller is being compensated for the placement of any Field Personnel with said customers, and no illegal or other payment or consideration has been given by Seller to secure or maintain any business with its customers; and (vii) Seller and Stockholder have not received any notice of claims from any of the listed customers relating to Seller's performance of services for such customers; (viii) no material amount claimed to be payable to Seller under any of the agreements is being disputed by any client; and (ix) none of such agreements were awarded or are in any way based upon or related to the status of Seller or its principals as a minority business, small business, woman-owned business, veteran-owned business or disadvantaged business enterprise or individual.

          2.12  Employee Benefit Plans.
                ----------------------

                (a) The Seller nor any of its subsidiaries or affiliates presently maintains, contributes to, or has (or may have) any Liability (including current or potential withdrawal liability) with respect to (i) any Employee Benefit Plan with respect to employees, former employees, directors or independent contractors of Seller or their dependents or beneficiaries, or (ii) any "multiemployer plan" as such term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except as set forth in Section 2.12 of the Disclosure Schedules ("Seller Benefit Plans"). For purposes of this Section 2.12 and this Agreement, "Employee Benefit Plan" means (1) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, group health, medical expense reimbursement, dependent care, legal services, flexible benefits or cafeteria, stock option, stock purchase, stock appreciation rights, phantom stock, savings, deferred compensation, consulting, severance pay or termination pay, vacation pay, leave of absence, layoff, life insurance, accident, disability, workers' compensation, welfare or other employee benefit or fringe benefit plan, program, arrangement practice or policy, or (2) any plan, program, arrangement, practice or policy which is an "employee pension benefit plan" as such term is defined in
Section 3(2) of ERISA or an "employee welfare benefit plan" as defined in
Section 3(1) of ERISA, whether written or unwritten. A description of all Employee Benefit Plans is set forth in Section 2.12 of the Disclosure Schedules. For purposes of this Section 2.12 and this Agreement, "Liability" means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

          (b) There has been no act or acts which would result in a disallowance of a deduction or the imposition of a tax pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, or any predecessor statute, or any regulations promulgated thereunder, whether final, temporary, or proposed with respect to the Seller or any other member of the Controlled Group of Corporations or any Employee Benefit Plan which the Seller or any member of the Controlled Group of Corporations maintains, has ever maintained, contributes to, has ever contributed to, or has any Liability under. For purposes of this
Section 2.12 and this Agreement, "Controlled Group of Corporations" means all persons (as defined in Section 3(9) of ERISA) that together with the Seller (and any person whose liabilities the Seller has assumed or is otherwise subject to, whether directly or indirectly) would be or has been treated as a single employer under ERISA Section 4001(b) or Internal Revenue Code Section 414.

          (c) The Seller nor any other member of the Controlled Group of Corporations presently maintains, contributes to, or has any Liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

          (d) With respect to all employees and former employees of the Seller, neither the Seller or any of its subsidiaries or affiliates presently maintains, contributes to, or has any Liability under any funded or unfunded medical, health, or life insurance plan, or arrangement for present or future retirees or present or future terminated employees except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or a state continuation of coverage law.

          (e) Neither the Seller nor any of its subsidiaries or affiliates is a party to any employment agreement, whether written or oral, or agreement with change in control or similar provisions, or collective bargaining agreement or contract with any labor union relating to any employees or former employees of Seller, or any agreement, plan or arrangement which provides for severance or termination of employment benefits in cash or some other form.

          (f) Section 2.12 of the Disclosure Schedules sets forth, as of the date of this Agreement, with respect to each employee employed by Seller, his or her name, position, salary or hourly wage, his or her date of employment and any applicable significant employee benefits or entitlement not available generally to Seller's employees.

          (g) Section 2.12 of the Disclosure Schedules also sets forth, as of the date of this Agreement, with respect to each consultant supplied by a secondary supplier, his or her name, position, salary or hourly wage, the date such consultant was first supplied by a secondary supplier.

          2.13  Litigation, Proceedings, Etc.  Except for matters described in
                ----------------------------
Section 2.13 of the Disclosure Schedules, (i) there is no pending claim, action, litigation, suit or proceeding against, or investigation of, Seller; (ii) Seller has not received any notice of any claim, action, litigation, suit or proceeding against it or investigation of it, and no such claim, action, suit, proceeding or investigation is pending or, to Seller's and Stockholder's knowledge, threatened against Seller, and, to Seller's knowledge, there are no facts existing which would be a proper basis for any such claim; and (iii) there are no outstanding court, arbitration or agency orders, decrees or stipulations to which Seller is a party or which are directed to Seller.

          2.14  Compliance with Law and Other Instruments; Permits.  Seller is
                --------------------------------------------------
not (and has not been for the past twelve months) in violation of, or default under: (i) any term or provision of its charter or by-laws; (ii) any term or provision of any financial covenant or any indenture, mortgage, contract, commitment or other agreement or instrument to which it is a party, or by which it or any of its properties or business is or may be bound or affected, or (iii) any applicable law (including, without limitation, the Fair Labor Standards Act and all other federal and state wage and hour laws), any and all Federal immigration laws, regulations and promulgations, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its properties or business, or Seller's employees or Seller's consultants or independent contractors. Seller owns, possesses, or has obtained all governmental and other licenses, permits, certifications, registrations, approvals or consents and other authorizations necessary to own or lease, as the case may be, its business or operations as presently conducted and all such governmental and other licenses, permits, certifications, registrations, approvals, consents and other authorizations are in good standing, and there are no proceedings pending or, to the best knowledge of Seller's officers and directors, threatened, or any basis therefor existing, seeking to cancel, terminate or limit such licenses, permits, certifications, registrations, approvals, or consents or authorizations, or related to the breach or failure to comply with any law, rule, regulation, judgment or decree.

          2.15  Insurance.  Set forth in Schedule 2.15 of the Disclosure
                ---------
Schedules is a list of insurance in force with respect to the Business, which list is true, complete and accurate in all material respects. Seller has paid all premiums due under such policies and such policies are each outstanding and in full force and effect on the date hereof. Seller will continue to maintain said insurance in effect until and including the Closing Date. No insurance carrier has refused any application for insurance by Seller.

          2.16  Transactions with Affiliates.  Except as set forth in the
                ----------------------------
Disclosure Schedule, there is no lease, sublease, indebtedness, contract, agreement, commitment, understanding or other material arrangement of any kind whatsoever entered into by Seller with Seller or any of its other stockholders, officers or directors or any Affiliate of any of them.

          2.17  Books and Records.  All books and records pertaining to the
                -----------------
Business have been, or prior to the Closing shall have been, made available for review by Buyer and its representatives and are correct and complete in all material respects, have been maintained in accordance with good business practice and fairly reflect the basis for the financial condition and results of operations of Seller set forth in the Financial Statements.

          2.18  Powers of Attorney.  There are no outstanding powers of attorney
                ------------------
executed on behalf of Seller.

          2.19  Broker's Fees.  Neither Seller nor Stockholder has any
                -------------
obligation or liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          2.20  Miscellaneous.  Seller is not a guarantor or otherwise liable
                -------------
for any liability or obligation of third parties (including indebtedness of any other person). Seller has no subsidiary, parent or affiliate organizations. All compensation payments including vacation, per diem, holiday and sickness payments, required to be paid to Seller's personnel for any period prior to the Closing, will be paid in full or provided for at the time of Closing. Seller has not entered into any employment agreement and or arrangement with nonexempt personnel guaranteeing a minimum number or work hours during any predetermined time period. Except as is necessary to close the Business, collect accounts receivable, and pay off obligations, Seller and the Stockholder agree not to use the name ISL International, Inc. or any similar name for any purpose.

          2.21  Year 2000.  All software, equipment, systems, services,
                ---------
products, deliverables and processes used in the Business, or provided to Seller, whether licensed, owned, or used by vendors, is Year 2000-Compliant. In addition, all software, equipment, systems, services, products, deliverables, and processes provided to customers of the Business are Year 2000-Compliant.
For purposes of this Agreement, Year 2000-Compliant shall mean:

          a) The capabilities, functions, calculations, and other mechanical and/or computing processes of such equipment, systems, services, products, deliverables, and processes perform and will perform timely, correctly, accurately, as intended and in accordance with all applicable standards regardless of the date on which data were input into the products or services, whether before, on or after January 1, 2000, and whether or not the dates are affected by leap years; and

          b) The equipment, systems, services, products, deliverables, and processes accept, calculate, compare, sort, extract, sequence and otherwise process date inputs and date values, and return and display date values timely, correctly, accurately, as intended and in accordance with all applicable standards, regardless of the dates used, whether before, on, or after January 1, 2000.

          2.22 Disclosure.  The statements contained in this Agreement, and in
               ----------
any written documents or Schedules attached hereto prepared and delivered by or on behalf of Seller pursuant to the terms hereof are true and correct in all material respects, and such statements, documents or Schedules do not omit any material fact required by the terms hereof or thereof to be stated herein or therein or necessary to make the statements contained herein or therein not misleading. There is no fact known to Seller which would have a material adverse effect on the Business, other than those which have been set forth in this Agreement or in the Disclosure Schedules attached hereto.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF BUYER AND BI
                 ----------------------------------------------

          In order to induce Seller to enter into this Agreement, the Buyer and BI represent and warrant to the Seller that the statements contained in this
Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement through this Article III).

          3.1  Authority Relative to this Agreement.  The Buyer and BI have the
               ------------------------------------
full corporate power and authority, and have taken all necessary and proper action, corporate and otherwise, to execute, deliver and perform this Agreement and any other agreement or document contemplated hereby, and to consummate the transactions contemplated hereby or thereby. All action on the part of Buyer and BI necessary for the authorization, execution, delivery and performance of this Agreement and any other agreement or document contemplated hereby, and the consummation of the transactions contemplated hereby or thereby, has been taken. The obligations imposed on Buyer and BI by this Agreement, or by any agreement or document contemplated hereby, constitute the valid and binding obligations and agreements of Buyer and BI, enforceable against them in accordance with their respective terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          3.2  Compliance of Transaction with Laws and Other Instruments.  The
               ---------------------------------------------------------
execution, delivery and performance by Buyer and BI of this Agreement and any agreement or document contemplated hereby, and the performance and consummation of the transactions contemplated hereby or thereby by Buyer and BI (i) do not require on behalf of Buyer or BI any approval, consent or waiver of, or filing with, any governmental agency, court or other authority which has not been obtained and which is not in full force and effect as of the date hereof; (ii) will not result in a violation of any law, regulation, judgment, writ, injunction, order or decree of any court or governmental or regulatory authority (federal, local or otherwise) to which Buyer or BI are subject; (iii) will not conflict with or constitute a breach or violation of the charter or bylaws of Buyer or BI; and (iv) except for GE Capital, will not require the approval, consent or waiver of, or filing with any party to, violate or conflict with or result in a breach of, or constitute a default or acceleration of or give rise to a right of termination (or an event which with notice or lapse of time or both would become a default) under, any provision of any contract, indenture, mortgage, lease, agreement or other instrument to which Buyer or BI are parties or to which any of their assets are subject.

          3.3  Organization and Qualification.  Buyer and BI are corporations
               ------------------------------
duly organized, validly existing and in good standing under the laws of their respective states of incorporation.

          3.4  Consents.  Neither Buyer nor BI are subject to any law,
               --------
ordinance, regulation, rule, order, judgment, injunction, decree, contract, commitment, lease, agreement, instrument or other restriction of any kind, which by its provisions would prevent the consummation of this Agreement or any of the transactions contemplated hereby, except for consents, filings with or notifications which will be obtained prior to the Closing.

          3.5  Broker's Fees.  Neither Buyer nor BI have  no liability or
               -------------
obligation except to Elite Investment Group, LLC to pay any fees or commissions to any broker, investment bankers, finder or agent with respect to the transactions contemplated by this Agreement. Buyer and BI agree to pay all fees and commissions due to Elite Investment Group, LLC.


                                   ARTICLE IV

                         BUYER'S CONDITIONS TO CLOSING
                         -----------------------------

          The obligations of Buyer to purchase the Acquired Assets and to consummate the transactions contemplated hereby, are subject to the fulfillment in all material respects on or prior to the Closing Date of each of the following conditions:

          4.1  Representations and Warranties.  The representations and
               ------------------------------
warranties made by Seller and Stockholders in Article II hereof shall be true
                                              ----------
and correct when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except that representations which are specifically made as of a specified date shall be true and correct as of such specified date.

          4.2  Performance.  All covenants, agreements and conditions contained
               -----------
in this Agreement to be performed or complied with by Seller on or prior to the Closing Date shall have been performed or complied with in all material respects.

          4.3  Closing Deliveries.  Buyer shall have received all documents and
               ------------------
instruments required pursuant to Section 7.2 hereof.
                                 -----------

          4.4  Absence of Litigation.  No action, suit or proceeding before any
               ---------------------
court or any governmental body or authority shall be pending against either Seller or Buyer which seeks to impose substantial damages in connection with, or to restrain or invalidate the transactions contemplated by, this Agreement, and no preliminary or permanent injunction or order that would prohibit or restrain such transactions shall be in effect.

          4.5  Absence of Certain Changes.  There shall not have occurred prior
               --------------------------
to the Closing Date (a) any material adverse change in the Business, or any event or condition which, with the passage of time or the filing of notice, may cause or create any such material adverse change, or (b) the legal inability of Seller to convey, assign and transfer to Buyer the Business, or to convey, assign and transfer to Buyer the Acquired Assets.

          4.6  Miscellaneous. (A) The Stockholder shall have executed and
               -------------
delivered to Buyer the employment agreement attached hereto. (B) Seller shall have delivered to Buyer good standing certificates for New Jersey, and such other documents from such states as requested by counsel for Buyer. (C) Buyer shall have received from Seller, in such form as shall be requested by counsel for Buyer, such corporate documents, duly executed by the appropriate corporate officers attesting to the enactment of resolutions authorizing Seller to enter into and consummate this transaction; (D) Buyer shall have received an opinion of Howard J. Kerker, P.C., counsel for Seller and the Stockholder, dated the Closing Date, satisfactory in form and substance to counsel for Buyer; and (E) Buyer shall receive from Seller certified copies of amendments to its certificate of incorporation to effect a change of its corporate name consistent herewith.

          4.7  Workmen's Compensation.  Seller shall deliver to Buyer evidence
               ----------------------
of workmen's compensation coverage for the state of New Jersey.

          4.8  Employment Eligibility Verification Forms.  Each of the Seller's
               -----------------------------------------
employees shall have completed Employment Eligibility Verification Forms (Form I-9), and any other employee forms required by Buyer and the information in, and contents of such documents is, to the best of Seller's knowledge and belief, true and accurate.

          4.9  GE Capital Consent.  GE Capital shall have consented to the
               ------------------
consummation of this transaction.

          4.10   Client Consents.  Merrill Lynch, Prudential and ConEdison shall
                 ---------------
have agreed, in writing, in form and substance satisfactory to counsel for Buyer, to continue to utilize the services of the Field Personnel.

          4.11  401(k) Plan.  Seller and Stockholder shall have terminated the
                -----------
ISL International Inc. 401(k) Plan and any other retirement plans and arrangements described in paragraph 6.12(d) prior to the Closing Date in accordance with paragraph 6.12(d).

          4.12  Health Plan Coverage  Seller and Stockholder shall have arranged
                --------------------
for the health plan coverage described in paragraph 6.12(c) in accordance with paragraph 6.12(c).

          4.13 Further Assurances.  All actions to be taken by the Seller in
               ------------------
connection with consummation of the transactions contemplated hereby and all certificates, opinion, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer. The Buyer may waive any condition specified in this Article IV if it executes a writing so stating at or prior to the Closing Date.


                                   ARTICLE V

                         SELLER'S CONDITIONS TO CLOSING
                         ------------------------------

          The obligations of Seller to sell the Acquired Assets at the Closing, and the obligation of Seller to consummate the transactions contemplated hereby are subject to the fulfillment in all material respects on or prior to the Closing of each of the following conditions:

          5.1  Representations and Warranties.  The representations and
               ------------------------------
warranties made by Buyer in Article III hereof shall be true and correct when
                            -----------
made, and shall be true and correct in all material respects on the Closing with the same force and effect as if they had been made on and as of the Closing, except for changes permitted or contemplated by this Agreement and except that representations which are specifically made as of a specified date shall be true and correct as of such specified date.

          5.2  Performance.  All covenants, agreements and conditions contained
               -----------
in this Agreement to be performed or complied with by Buyer on or prior to the Closing shall have been performed or complied with in all material respects.

          5.3  Closing Deliveries.  Seller and Stockholder shall have received
               ------------------
all documents and instruments required pursuant to Section 7.2 hereof.
                                                   -----------

          5.4  Absence of Litigation.  No action, suit or proceeding before any
               ---------------------
court or any governmental body or authority shall be pending against either Seller, Stockholder or Buyer which seeks to impose substantial damages in connection with, or to restrain or invalidate the transactions contemplated by this Agreement and no preliminary or permanent injunction or order that would prohibit or restrain such transactions shall be in effect.

          5.5  Miscellaneous.  (A) Seller shall have received from Buyer and BI,
               -------------
in such form as shall be requested by counsel for Seller, such corporate documents, duly executed by the appropriate corporate officers attesting to the enactment of resolutions authorizing Buyer and BI to enter into and consummate this transaction; (B) Seller shall have received an opinion of McBreen, McBreen & Kopko, counsel for Buyer and BI, dated the Closing Date, satisfactory in form and substance to counsel for Seller.

          5.6  Sales Tax.  Buyer shall have paid or made provision for the
               ---------
payment of any sales tax due with respect to tangible personal property purchased by Buyer hereunder.


                                   ARTICLE VI

                               FURTHER AGREEMENTS
                               ------------------

          6.1  Expenses.  Seller and Stockholder shall pay their costs incurred
               --------
in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the fees of the attorneys and accountants of Seller. Buyer shall pay its costs incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the fees of its attorneys and accountants.

          6.2  News Releases.  Upon execution of this Agreement and thereafter
               -------------
upon Closing, Buyer may prepare and issue, subject to Seller's reasonable approval, press release(s) regarding the transaction contemplated hereby and upon doing same will provide advance notice to Seller and will review and consider Seller's comments on same.

          6.3  Survival of Representations.  The representations and warranties
               ---------------------------
contained herein are and will be deemed and construed to be continuing representations and warranties and will survive the Closing and (other than the representations and warranties set forth in Section 2.7) continue in full force and effect thereafter, provided that a notice is given as to a breach of such representations or warranties within two years of the Closing Date. The representations and warranties set forth in Section 2.7 shall continue in full force and effect at all times thereafter. If a notice of breach is given within any applicable time period, the other party shall be responsible for all Damages (as defined below) resulting from, arising out of, or related to such breach, including all Damages suffered after the date notice has been given.

          6.4  Indemnification.
               ---------------

               (a) From and after the Closing, Seller and Stockholder, jointly and severally, shall defend, indemnify and hold harmless Buyer from and against any and all claims, actions, causes of action, lawsuits, losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees and expenses (collectively, "Damages"), incurred by Buyer that arise out of or related to:

                   (i) material inaccuracy or material breach of the representations, warranties, covenants and agreements given or made by Seller or Stockholder in this Agreement, any of the Disclosure Schedules or under or pursuant to any document, certificate, schedule or instrument delivered by or on behalf of Seller or Stockholders in connection herewith;

                   (ii) all matters arising out of or in connection with the operation of the Business on or before the Closing;

                   (iii) (x) the employment or termination by the Seller of any employee employed by the Seller on or prior to the Closing Date, (y) any Employee Benefit Plan that the Seller or any other member of the Controlled Group of Corporations maintains or ever maintained, contributes to or ever contributed to or has any Liability thereunder and (z) the transaction contemplated by this Agreement under Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA or any predecessor statutes or any state continuation coverage law (or any regulations promulgated thereunder, whether final, temporary or proposed) and any Damages under these laws arising on, prior to or after the Closing Date with respect to employees, former employees, qualified beneficiaries or any other individuals (e.g., directors or independent contractors) of the Seller or any other member of the Controlled Group of Corporations; and

                   (iv)  all Unassumed Liabilities and Excluded Assets.

               (b) From and after the Closing, Buyer shall defend, indemnify and hold harmless Seller and Stockholder from and against any and all Damages incurred by Seller and/or Stockholder that arise out of:

                   (i) a material breach of the representations, warranties, covenants and agreements given or made by Buyer in this Agreement, any of the Disclosure Schedules or under or pursuant to any document, certificate, schedule or instrument delivered by or on behalf of Buyer in connection herewith;

                   (ii) all matters arising out of or in connection with the operation of the Business after the Closing; and

                   (iii) all Assumed Liabilities and Acquired Assets.

               (c) Limitations.  Notwithstanding the foregoing,
                   -----------

          (i) Seller and Stockholder shall have no obligation to indemnify the Buyer from and against any damages resulting from, arising out of, or relating to or caused by the breach of any representation, warranty, indemnity or covenant under, or arising in connection with this Agreement, until the Buyer has suffered Damages by reason of all such breaches in excess of $25,000 (after which point the Seller and Stockholder will be obligated, subject to paragraph
(ii) below, to indemnify Buyer from all Damages, including Damages not in excess of $25,000); and

          (ii) In no event shall the amount of liability of Seller and Stockholder to Buyer for breach of any representation, warranty, indemnity or covenant or otherwise under, or arising in connection with, this Agreement exceed an amount equal to the sum of the Unadjusted Purchase Price and the total amount (in cash and stock) of the Earnout Payments.

          (d) In the event the indemnified party is or becomes dissatisfied with the defense and indemnification being provided hereunder then the indemnified party, as it may deem appropriate, may undertake the defense of such claim but the indemnifying party will remain responsible for all Damages the indemnified party may suffer resulting from, arising from, relating to, in the nature of or caused by such claims to the fullest extent provided in this Agreement; provided, however, the indemnified party will not consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld).

          (e) In the event the Seller or Stockholder is required to make any indemnification payments to the Buyer pursuant to paragraph (b) hereof, Buyer, may, in lieu of seeking such payments from the Seller or Stockholder, set-off such amounts from amounts due to Seller pursuant to paragraph 1.3 (ii) hereof and place the amount of the set-off payment in a mutually acceptable escrow account, to be subject to binding arbitration in accordance with the provisions of Section 1.11 hereof.

          (f) The foregoing indemnification provisions are in addition to and not in derogation of, any statutory, equitable, or common law remedy either party may have for breach of any of the provisions of this Agreement.

          6.5  Conduct of Business Pending Closing.
               -----------------------------------

               (a) Except as set forth in the Disclosure Schedules, during the period from the date of this Agreement to the Closing, Seller shall conduct the Business according to its ordinary and usual course of business, consistent with past practice. Without limiting the generality of the foregoing, prior to the Closing, Seller will not, except in the ordinary course of business and consistent with past practice, without the prior written consent of Buyer, engage in any of the following transactions:

                   (i) enter into any new employment agreement with Stockholders or any other officer, director or employee of Seller (other than Field Employees);

                 (ii) make any change in the salary or commission structure or benefits of any of Seller's employees or consultants, except in the ordinary course of business and consistent with past practice;

                 (iii) enter into any waiver, release or relinquishment of any material contract rights, except, in each case, in the ordinary course of business and consistent with past practice;

                 (iv)  terminate any of the Client Agreements;

                 (v) acquire the assets of any business or any corporation, partnership or other business organization or otherwise acquiring any assets which are material in the aggregate to Seller or the Business;

                (vi) sell, lease or otherwise dispose of any Acquired Asset except in the ordinary course of business consistent with past practice;

                (vii) create, assume or incur any encumbrance on any of the Acquired Assets;

                (viii) amend, terminate or waive any right of substantial value arising under any of the Client Agreements or otherwise relating to the Business;

                (ix) fail to pay current liabilities, including accounts payable and accrued expenses, in the ordinary course of business, consistent with past practice, and otherwise in accordance with their terms;

                (x) collect any accounts receivable in advance of their due dates, outside of the ordinary course of business, and not consistent with past practice;

                (xi) take or perform any action which would or might cause any representation or warranty made by Seller herein to be rendered inaccurate, in whole or in part, and/or which would prevent, inhibit or preclude the satisfaction, in whole or in part, of any covenant required to be performed or satisfied by Seller at or prior to the Closing and/or the implementation of the within transaction;

                (xii) agree in writing or otherwise take any of the foregoing actions or any action which would make any representation or warranty in this Agreement to be untrue or incorrect; or

                (xiii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 2.8 above.
                                                    -----------

          (b) During the period from the date of this Agreement to the Closing Date, Seller and Stockholder will:

              (i) take and perform any and all actions necessary to render accurate and/or maintain the accuracy of, all of the representations and warranties of Seller and Stockholders herein contained and satisfy each covenant or condition required to be performed or satisfied by Seller prior to the Closing and/or cause or permit the implementation of the within transaction;

              (ii) carry on and maintain the Business in substantially the same form, style and manner as operated by Seller prior to this Agreement and use their reasonable best efforts to preserve the Business and its relationships with its customers, all employees and others having business relations with Seller, and not voluntarily engage in any material transaction not in the ordinary course of business without the prior consent of Buyer;

              (iii) use their reasonable best efforts in good faith to cause each of Seller's customers including, but not limited to those listed on Section 1.1B to the Disclosure Schedules, to indicate their intention to continue to be bound by the terms and conditions of the Client Agreements; and

              (iv) use their reasonable best efforts in good faith to cause each of Seller's employees to continue employment with Buyer following the Closing Date; and

               (v) give prompt written notice to Buyer of any material development affecting Seller's assets, clients, liabilities, business, financial condition, operations, results of operations, or future prospects; and give prompt written notice to Buyer of any material development affecting Seller's ability to consummate the transactions contemplated by this Agreement.

          6.6  Continued Disclosure.  If any event or state of facts occurs or
               --------------------
arises between the date hereof and the Closing Date that, had it occurred or arisen prior to or on such date, would have been required by the terms hereof to be disclosed herein, Seller shall give notice thereof in writing to Buyer within five days of the happening of such event or state of facts. The giving of such notice and the disclosure of such event or state of facts shall in no way change the conditions precedent to the obligations of Buyer as set forth in Article VI.
                                                                     ----------

          6.7  Full Access.  Prior to the Closing, Seller will permit
               -----------
representatives of the Buyer to have full access, upon reasonable notice, to all premises, properties, personnel, books, records, contracts and documents of or pertaining to Seller.

          6.8  Notices and Consents.  Seller will use its reasonable best
               --------------------
efforts to obtain the consent of the lessor of the office lease listed on
Schedule 1.C to the Disclosure Schedules whereby such lessor shall have consented and agreed to (i) the assignment to and assumption by

Buyer of such lease; and (ii) that all obligations, of whatever nature, kind or description arising or occurring prior to Closing have been paid or satisfied by Seller.

          6.9   Exclusivity. Until the termination of this Agreement, the Seller
                -----------
will not (and Stockholder will not cause or permit Seller to): (i) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity to do or seek any of the foregoing.

          6.10  Buyer's Non-Disclosure.  Until the Closing (as hereinafter
                ----------------------
defined), Buyer agrees to keep confidential and not to disclose any information obtained from or otherwise regarding Seller, unless such information was independently obtained by Buyer or is a matter of public record or in Buyer's prior possession or required to be disclosed pursuant to law, regulation or court order. Notwithstanding the foregoing, Buyer shall be entitled to disclose such information as required in any documents necessary to help affect the financing of this transaction, as well as to its representatives who are involved in the consummation of this transaction and who need to have such information, provided that such representatives are advised and agree that the information is to be held confidential by them.

          6.11  Seller's and Stockholder Non-Disclosure.  Seller and Stockholder
                ---------------------------------------
agree to keep confidential and not to disclose any information obtained from or otherwise regarding Buyer, unless such information was independently obtained by Seller or Stockholder or is a matter of public record or in Seller's or Stockholder's prior possession or required to be disclosed pursuant to law, regulation or court order. Notwithstanding the foregoing, Seller shall be entitled to disclose such information to its representatives who are involved in the consummation of this transaction contemplated hereby and who need to have such information, provided that such representatives are advised and agree that the information is to be held confidential by them.

          6.12  Employee Benefit Matters.
                ------------------------

          (a) Seller and Stockholder acknowledge that to the extent any of the employees, former employees or other qualified beneficiaries of the Seller or any other member of the Controlled Group of Corporations or any other individuals (e.g., independent contractors of the Seller or any member of the Controlled Group of Corporations) are entitled to notices, health care continuation coverages or any other rights or benefits under Code Section 4890B of the Internal Revenue Code of 1986, as amended, or Part 6 of Subtitle B of Title I of ERISA or any predecessor statutes or any state continuation coverage law (or any regulation promulgated thereunder whether final, temporary or proposed), including but not limited to any entitlement created by the transaction contemplated by this Agreement, Seller and Stockholder and not the

Buyer nor any of Buyer's affiliates shall be responsible for providing such notices, coverages or other rights or benefits.

          (b) Stockholder agrees to use his best efforts expeditiously to cause the Seller to provide to the Buyer and Seller agrees to provide to the Buyer all information that the Buyer deems necessary to determine whether there have been any failures to comply with the continuation health care requirements of Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Subtitle B of Title I of ERISA or any predecessor statutes as such requirements have applied to any group health plan maintained by or for the Seller or any other member of the Controlled Group of Corporations which failure occurred with respect to any current or former employee, director or independent contractor of the Seller or any other member of the Controlled Group of Corporations or any spouse, former spouse, dependent child, or former dependent child of any such employee, director or independent contractor on or prior to the Closing Date. Stockholder further agrees to use his best efforts expeditiously to cause the Seller to provide to the Buyer and Seller agrees to provide to the Buyer all information that the Buyer deems necessary to correct any failures to comply with such continuation health care coverage requirements. Such information shall include, without limitation, the identification of all covered employees and their qualified beneficiaries, the identification of all qualifying events with respect to such covered employees or qualified beneficiaries, and information otherwise demonstrating compliance with all of the continuation health care coverage requirements of Code Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Subtitle B of Title I of ERISA or any predecessor statutes.

          (c) Prior to the Closing Date, Seller and Stockholder shall arrange for Oxford Health Plans Inc. to provide to Buyer on and after the Closing Date an identical health plan to the Oxford Health Plans Inc. health plan that the Seller has maintained for its employees and qualified beneficiaries under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") for the same annual per person cost paid by the Seller for the calendar year 1997, or such other cost as is acceptable to the Buyer, for the benefit of those employees of the Seller that Buyer hires on or after the Closing Date. Although Seller and Stockholder are responsible for providing any applicable COBRA and state continuation coverage law coverages to Seller's employees, former employees, COBRA qualified beneficiaries and certain other individuals pursuant to paragraphs (a) and (b) hereof, to the extent Buyer, pursuant to a written agreement, agrees to provide coverage under the aforementioned health plan (or any other health plan of the Buyer or its affiliates) to any such individuals, the Seller and Stockholder shall still be liable pursuant to this Agreement for providing any applicable COBRA and state continuation coverage law coverages to such individuals and the related Liabilities pursuant to this Agreement and Buyer shall only provide what is required by the written agreement with Stockholder and/or Seller and shall be entitled to receive from the Stockholder and/or Seller such amounts as are provided thereof.

          (d) Without any liability to Buyer or its affiliates, the Seller and Stockholder will take all steps necessary or appropriate prior to the Closing Date to terminate effective as of a date prior to the Closing Date, all of the Seller's retirement plans and arrangements that comply with or are intended to comply with section 401(a) or 401(k) of the Internal Revenue Code of 1986, as amended, including the ISL International Inc. 401(k) Plan, and take all other necessary or appropriate actions prior to, on and after the Closing Date to ensure that such plans shall be terminated effective as of the aforementioned date and distributions can be made from such plans to their participants and beneficiaries within a reasonable period of time after the termination of such plans.


                                  ARTICLE VII

                               CLOSING DELIVERIES
                               ------------------

          7.1  Closing.  Subject to the conditions contained in this Agreement,
               -------
the Closing shall take place at a location mutually agreeable to Buyer and Seller at 10:00 a.m. local time on the Closing Date. The effective time for purposes of apportionments and other matters involving allocations for the Closing shall be 11:59 p.m. on the Closing Date.

          7.2  Deliveries.
               ----------

               (a) At the Closing, Buyer shall deliver to Seller:

                   (i) The Unadjusted Purchase Price pursuant to paragraph 1.3(i) hereof;

                   (ii) Certified copies of the resolutions of the Board of Director of Buyer authorizing Buyer to execute and deliver this Agreement, any agreement or document contemplated hereby, and to consummate the transactions contemplated hereby and thereby;

                   (iii) A certificate of an executive officer of Buyer, dated the Closing Date, certifying that: (i) all representations and warranties made by Buyer in Article III hereof were true and correct when made, and are true and
            -----------
correct on the Closing Date, except for changes permitted or contemplated by this Agreement and except that representations which are specifically made as of a specified date shall be true and correct as of such specified date; and (ii) all covenants, agreements and conditions contained in this Agreement to be performed or complied with by Buyer on or prior to the Closing Date have been performed or complied with;

                   (iv) An executed employment agreement for Haft, in substantially the form attached as Exhibit A-1 hereto;

                   (v)   An executed employment agreement for Celeste Mazzuca;

                   (vi) An opinion of McBreen, McBreen & Kopko, counsel for Buyer, dated the Closing Date;

                   (vii) Assignment and Assumption of the lease with respect to the Iselin, New Jersey facility;

                   (viii) A subcontracting agreement between Buyer and Seller, in substantially the form attached as Exhibit B-1, with respect to the independent contractors set forth on Exhibit A attached to such agreement; and

                   (ix) Certificate from Buyer attesting to the consent of GE Capital.

               (b) At the Closing, Seller and Stockholder, as the case may be, shall deliver to Buyer:

                   (i) General Assignment and Bill of Sale conveying title, free and clear of any encumbrances to the Acquired Assets from Seller to Buyer;

                   (ii)   Possession of all Acquired Assets;

                   (iii) All contracts, leases, agreements or other documents, books, financial and accounting records of Seller not previously delivered or not located on the premises of Seller, to the extent such items are Acquired Assets;

                   (iv) An executed employment agreements for Haft, in substantially the form attached as Exhibits A-1 hereto;

                   (v)    An executed employment agreement for Celeste Mazzuca;

                   (vi)   Certificates of Good Standing in New Jersey;

                   (vii) The Federal Predecessor/Successor Election, in the form attached hereto as Exhibit B;

                   (viii) Certified copies of the resolution of the Board of Directors of Seller authorizing Seller to execute and deliver this Agreement, any agreement or document contemplated hereby, and to consummate the transactions contemplated hereby or thereby;

                   (ix) Assignment and Assumption of the lease with respect to the Iselin, New Jersey facility, in form satisfactory to counsel to the Buyer.

                   (x) Consent by the clients referred to in Section 4.12 here of, in form and substance satisfactory to Buyer;

                   (xi) An opinion of Howard J. Kerker, P.C., counsel for Seller and Stockholders, dated the Closing Date;

                   (xii) Certified copies of amendments to Seller's Certificate of incorporation to effect a change in Seller's corporate name;

                   (xiii) Evidence of payment of all liens, along with UCC-3 termination statements with respect to the Acquired Assets;

                   (xiv) A subcontracting agreement between Buyer and Seller, in substantially the form attached as Exhibit B-1, with respect to the independent contractors set forth on Exhibit A attached to such Agreement; and

                   (xv)   Evidence of compliance with paragraphs 6.12(c) and
(d); and

                   (xvi) A certificate of the Seller, dated the Closing Date, certifying that: (i) all representations and warranties made by Seller in
Article II hereof were true and correct when made, and are true and correct on
----------
the Closing Date except for changes permitted or contemplated by this Agreement and except that representations which are specifically made as of a specified date shall be true and correct as of such specified date; and (ii) all covenants, agreements and conditions contained in this Agreement to be performed or complied with by Seller on or prior to the Closing Date have been performed or complied with.


                                  ARTICLE VIII

                     POST-CLOSING COVENANTS AND AGREEMENTS
                     -------------------------------------

          8.1  Further Assurances.  If at any time and from time to time after
               ------------------
the Closing, Buyer determines that any further conveyance, assignment, consent to assignment or other document or any other further action is necessary or desirable to carry out the purposes of and to make effective the transactions contemplated by this Agreement, Seller agrees to execute and deliver all such instruments and to take such actions as may be reasonably necessary or advisable for such purpose.

          8.2  Settlement for Cash Collections and Disbursements.  For each
               -------------------------------------------------
calendar month commencing with the month in which the Closing Date occurs and continuing until reasonably determined by the parties no longer to be necessary, the Buyer and the Seller shall cause all cash collections and cash disbursements received or made by the Buyer for the benefit of the Seller or by the Seller for the benefit of the Buyer during the relevant month to be remitted or reimbursed, as the case may be, to the party entitled to the benefit thereof as promptly as possible. Any collections received from a particular customer after the Closing Date which do not otherwise specifically relate to a particular invoice shall be applied against the oldest invoices outstanding for that particular customer.

          8.3  Covenant Not to Compete.
               -----------------------

               (a) Until the last to occur of: (i) five (5) years from the Closing Date of this Agreement, or (ii) 1 year from the end of employment of Stockholder pursuant to the Employment Agreement, Seller and Stockholder shall not directly or indirectly through representatives, agents or otherwise (i) engage in competition with Buyer or the Business in the "Territory" or with respect to the "Customers", both as defined in this paragraph; or (ii) provide information, solicit or sell for, own, or organize any interest in, either directly or through any affiliate or subsidiary corporation, partnership or other entity, or become engaged by, act as agent for, or in any manner assist, any person, corporation or other entity that is directly or indirectly in competition with Buyer or the Business, in the "Territory" or with respect to the "Customers", both as defined in this paragraph. Seller and Stockholder further agree that within the restrictive period, Seller and Stockholder will not in any way divert or attempt to divert from Buyer or Seller any business whatsoever and Seller and Stockholder further agree that during said restrictive period they will not influence or attempt to influence any of the customers of Buyer or Seller not to do business with Buyer or Seller. Seller and Stockholder further agree that they will not make or permit the making of any public announcement or statement of any kind, which announcement has as its purpose directly or indirectly the intent to violate the provision of this Agreement. The term "Customer", as used herein, shall mean any person or entity to which Seller does business with at or within 12 months prior to Closing. The term "Territory", as used herein, shall mean the following: (i) any location within 150 miles of Iselin, New Jersey; and (ii) any location within 150 miles of any other office, either now existing or hereinafter opened, where Seller or Stockholder exerts any management control with respect to the Business.

               (b) During the term set forth in paragraph (a) and thereafter, Seller and Stockholder shall not divulge any of Buyer's or Seller's business contacts, customers, suppliers, technology, know-how, trade secrets, marketing techniques, books and records, computer programs or any other confidential or proprietary information or make available to any other persons any documents, files or other papers concerning the foregoing or the Business or financial affairs of Seller or Buyer. During the term set forth in paragraph (a) Seller or Stockholder shall not solicit the employment of, or hire any employee or consultant currently or provisionally employed or retained by Buyer or Seller.

               (c) Seller and Stockholder have carefully considered the nature and extent of the restrictions upon them and the rights and remedies conferred upon Buyer under this Agreement and hereby acknowledge and agree that the same are reasonable in time and territory.

               (d) It is stipulated that a breach by Seller and/or Stockholder of the restrictive covenants set forth herein will cause irreparable damage to Buyer and that in the event of any breach of the provisions under this Section, Buyer, in addition to any other remedies it has, shall be entitled to an injunction restraining Seller and the Stockholder from violating or continuing a violation of the restrictive covenants herein contained. It is further stipulated that the existence of any claim or cause of action on the part of Seller and/or Stockholder against Buyer, whether arising from this Agreement or otherwise shall in no way constitute a defense to the enforcement of the restrictive covenants contained herein, and the restrictive periods which Buyer is entitled to an injunction shall be extended in an amount which equals the time period which the Seller or Stockholder are or have been in violation of the restrictive covenant contained herein. In the event of a breach of the restrictive covenants contained in the Agreement, Seller and Stockholder, jointly and severally, agree to the payment of or reimbursement of Buyer's reasonable attorney's fees and disbursements incurred in enforcing any such provision. The provisions of this Section shall survive the Closing Date. If any of the provisions of this Section shall be held invalid, illegal, or unenforceable by the final determination of a court of competent jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have expired, the provision or provisions shall be deemed eliminated from this Agreement to such jurisdiction but the remaining provisions shall nevertheless be given full effect. In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only to the extent required by the law of that jurisdiction. If a court of competent jurisdiction shall determine that the terms of this Section are partially or wholly inoperative, unenforceable or invalid in a particular case because of their time or geographic scope or for any other reason such court shall have the power to limit such time or geographic scope or otherwise to recast the terms of this Agreement in such case so as to permit its enforcement to the greatest extent permitted by applicable law.

          8.4  Audited Financial Statements.  Stockholder shall provide audited
               ----------------------------
financial statements for the year ended December 31, 1997 within 30 days after Closing. Such audited financial statements shall be prepared in accordance with generally accepted accounting principals.

          8.5  Independent Contractors.  Seller and Stockholder shall assist
               ------------------------
Buyer in obtaining from Seller's independent contractors set forth on Exhibit A attached to Exhibit B-1 all documents requested by Buyer in order for Buyer to sign new contracts with such independent contractors subsequent to Closing.

                                   ARTICLE IX

                              TERMINATION; WAIVER
                              -------------------

          9.1  Termination.  This Agreement may be terminated at any time prior
               -----------
to the Closing upon the following terms and conditions:

               (a) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (b) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (i) in the event the Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 10 business days after the notice of breach or (ii) if the Closing shall not have occurred on or before August 31, 1998, by reason of Seller being unable or unwilling to effect a Closing on or before, August 31, 1998, or by reason of the failure of any condition precedent under Article IV hereof (unless the failure results
                          ----------
primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (c) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 10 business days after the notice of breach, or (ii) if the Closing shall not have occurred on or before August 31, 1998, by reason of Buyer being unable or unwilling to effect a Closing on or before August 31, 1998, or by reason of the failure of any condition precedent under Article V hereof (unless the failure results primarily
                          ---------
from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

          9.2  Effect of Termination; Specific Performance.
               -------------------------------------------

              (a) In the event of the termination of this Agreement pursuant to

Section 9.1 hereof, notice thereof shall be promptly given by the terminating
-----------
party to the other party and thereafter this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except that (i) the provisions of Section
                                                                       -------
6.1 hereof shall remain in effect and (ii) nothing in this Section 9.2 shall
---                                                        -----------
relieve any party to this Agreement from liability for willful breach of this Agreement or any fraudulent misrepresentation hereof, including pursuant to paragraph (b) hereof.

              (b) In the event of a willful breach or threatened breach by Seller or Buyer of any of the agreements and obligations set forth herein, monetary damages or the other remedies at law that may be available to the non-breaching party for such breach or threatened breach will be inadequate and, without prejudice to the non-breaching party's right to pursue any remedies at law or in equity available to it for such breach or threatened breach, including without limitation the recovery of damages, the non-breaching party will be entitled to injunctive relief as a means of having the breaching party comply with the provisions herein.

          9.3  Extension; Waiver.  At any time prior to the Closing, the parties
               -----------------
hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by the other party or in any document, certificate or writing delivered pursuant hereto by the other party or
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of either party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver of any breach of a provision of this Agreement shall constitute or be deemed a waiver of any other breach of the same or any other provision of this Agreement, and no delay or failure to take action with respect to any breach or provision of this Agreement shall constitute or be deemed a waiver of the right to enforce this Agreement and to take action against such breach or any subsequent breach of the same or any other provision.


                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS
                            ------------------------

          10.1  Entire Agreement; Amendment.  Except with respect to those
                ---------------------------
documents signed in connection with the Closing of the transactions contemplated by this Agreement and those documents that, by their terms, modify or supersede this Agreement, this Agreement, (including the Disclosure Schedules), contains the entire agreement between the parties hereto and supersedes all prior oral or written agreements, promises, representations, commitments or understandings with respect to the matters provided for herein. This Agreement may be modified or amended only by a writing duly executed by Buyer and Seller, which modification or amendment shall be binding upon all of the parties hereto.

          10.2  Assignment and Binding Effect.  This Agreement and the rights
                -----------------------------
and obligations of any party hereunder may not be assigned by any party without the prior written consent of the other party hereto. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of either of the parties hereto shall bind and inure to the benefit of their respective heirs, successors and permitted assigns of the parties hereto.

          10.3  Waivers.  No waiver of any of the provisions of this Agreement
                -------
shall be deemed or shall constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

          10.4  Notices.  All notices, demands or other communications which may
                -------
be or are required to be given by any party to any other party pursuant to this Agreement, shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, national overnight express, telegram or facsimile transmission, addressed as follows:

          (a)  If to Buyer:

               Butler Telecom, Inc.
               110 Summit Avenue
               Montvale, New Jersey 07645
               Attention: Michael C. Hellriegel
               Sr. Vice President-Finance
               Facsimile: (201) 573-9773

               with a copy (which shall not constitute notice) to:

               McBreen, McBreen & Kopko
               20 North Wacker Drive
               Suite 2520
               Chicago, Illinois 60606
               Attention: Frederick H. Kopko, Jr.
               Facsimile: (312) 332-2657

          (b)  If to Seller or Stockholders:

               ISL International, Inc.
               33 Wood Avenue South, 3rd Floor
               Iselin, NJ 08830
               Attn: Mervyn Haft

               with a copy (which shall not constitute notice) to:

               Howard J. Kerker, P.C.
               600 Madison Avenue, 22nd Fl.
               New York, NY  10022
               Attention: Howard Kerker, Esq.
               Facsimile: (212) 758-1747

until such time as either party notifies the other of a change of address. Each notice or other communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger or telefax transmission log being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

          10.5  Governing Law; Jurisdiction and Venue.  This Agreement shall be
                -------------------------------------
governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof. Except as otherwise provided herein with respect to the arbitration of certain disputes hereunder, each party hereby submits to the personal jurisdiction of the United States District Court for the District of New Jersey or any court of the State of New Jersey, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. In addition, each party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, (i) any objection which it may now have or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in such court, (ii) the defense of an inconvenient forum to the maintenance of any suit, action or proceeding in any such court and (iii) trial by jury in any such suit, action or proceeding.

          10.6  Counterparts; Execution.  To facilitate execution, this
                -----------------------
Agreement may be executed in as many counterparts as may be required, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but a single agreement.

          10.7  Effective Time of Closing.  Notwithstanding the time at which
                -------------------------
Closing takes place, the Closing shall be deemed to be effective as of 11:59 p.m. on the Closing Date.

          10.8  Severability.  Any provision of this Agreement which is
                ------------
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          10.9  No Third Parties Benefitted.  This Agreement is made and entered
                ---------------------------
into for the sole protection and benefit of the parties hereto, their successors and assigns, and no other person or persons shall have any right or action under this Agreement.

          10.10 Recitals, Schedules and Exhibits.  The recitals, schedules, and
                --------------------------------
exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

          10.11 Section Headings.  The section headings used herein are
                ----------------
inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused this Agreement to be executed on its behalf, as of the date first above written.

                                   BUYER:

                                   BUTLER TELECOM, INC.

                                   By:  ______________________________

                                   Its:  _____________________________


                                   SELLER:

                                   ISL INTERNATIONAL, INC.

                                   By:________________________________

                                   Its:_______________________________

                                   STOCKHOLDER:

                                   ___________________________________
                                   MERVYN HAFT


                                   Butler International, Inc. a Maryland

                                   Corporation, hereby guarantees payment
                                   of the obligations set forth in Section
                                   1.3(ii) hereof.


                                   By:________________________________

                                   Its:_______________________________

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